Exhibit 3.89

CHARTER

OF

NSC HEALTHCARE, INC.

The undersigned, acting as the incorporator of a corporation under the Tennessee Business Corporation Act, adopts the following charter for such corporation.

1. The name of the corporation is NSC Healthcare, Inc.

2. The corporation is for profit.

3. The street address of the corporation’s principal office is:

20 Burton Hills Boulevard, Fifth Floor

Nashville, Tennessee 37215

County of Davidson

4. (a) The name of the corporation’s initial registered agent is: Claire M. Gulmi.

(b)	The street address of the corporation’s initial registered office in Tennessee is:

20 Burton Hills Boulevard, Fifth Floor

Nashville, Tennessee 37215

County of Davidson

5. The name and address of the incorporator is:

Frank M. Pellegrino

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

6. The number of shares of stock the corporation is authorized to issue is one thousand (1,000) shares of common stock, no par value.

7. The shareholders of the corporation shall not have preemptive rights.

8. To the fullest extent permitted by the Tennessee Business Corporation Act as in effect on the date hereof and as hereafter amended from time to time, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the Tennessee Business Corporation Act or any successor statute is amended after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended from time to time. Any repeal or modification of this Paragraph 8 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

Dated: September 19, 2011

/s/ Frank M. Pellegrino
Frank M. Pellegrino, Incorporator

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